   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 29, 1997
                                                  REGISTRATION NO. 333-19593

==============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                             ----------------------
                                 PRE-EFFECTIVE

                                AMENDMENT NO. 1

                                       to
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ----------------------
                           PENN VIRGINIA CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         VIRGINIA                                            23-1184320
(STATE OR OTHER JURISDICTION OF                            (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)                            IDENTIFICATION NO.)

                          ONE RADNOR CORPORATE CENTER
                         100 MATSONFORD ROAD, SUITE 200
                               RADNOR, PA  19087
                                 (610) 687-8900
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                             ----------------------
                              BEVERLY COLE MCGUIRE
                           PENN VIRGINIA CORPORATION
                          ONE RADNOR CORPORATE CENTER
                         100 MATSONFORD ROAD, SUITE 200
                               RADNOR, PA  19087
                                 (610) 687-8900
      (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                        AREA CODE, OF AGENT FOR SERVICE)
                             ----------------------
                                   COPIES TO:


 THOMAS A. RALPH, ESQ.                          DR. JOHANNES TEYSSEN
 WILLIAM G. LAWLOR, ESQ.              INTERKOHLE BETEILIGUNGSGESELLSCHAFT MBH
 DECHERT PRICE & RHOADS                          TRESCKOWSTRASSE 5
4000 BELL ATLANTIC TOWER                          30457 HANNOVER
   1717 ARCH STREET                          FEDERAL REPUBLIC OF GERMANY
PHILADELPHIA, PA  19103-2793                      011-49-511-439-2543
   (215) 994-4000



APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                             ----------------------

IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX. / /

IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX. /X/

IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. / /

IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(C) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. / /

IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. / /

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS
                                 868,258 SHARES

                           PENN VIRGINIA CORPORATION

                                  COMMON STOCK

         The 868,258 shares of Common Stock, par value $6.25 per share (the "Common Stock"), of Penn Virginia Corporation, a Virginia corporation (the "Company"), being offered hereby (the "Offering") are being offered by Interkohle Beteiligungsgesellschaft mbH, a corporation organized under the laws of the Federal Republic of Germany (the "Selling Shareholder"), and a wholly-owned subsidiary of VEBA, AG, a corporation organized under the laws of the Federal Republic of Germany ("VEBA"). The Company will not receive any of the proceeds from the sale of the Common Stock offered hereby. See "Selling Shareholder."


         The distribution of the Common Stock by the Selling Shareholder may be effected from time to time (i) in one or more transactions for its own account (which may include block transactions) on the Nasdaq National Market, or on any exchange on which the Common Stock may then be listed, (ii) in negotiated transactions, (iii) through the writing of options on shares (whether such options are listed on an options exchange or otherwise), (iv) a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, (v) in sales directly to purchasers, through underwriters or agents, or (vi) by any other legally available means.
The Selling Shareholder may effect such transactions by selling Common Stock to or through broker-dealers, including broker-dealers who may act as underwriters, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholder and/or the purchasers of Common Stock for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Shareholder may also sell Common Stock pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), or may pledge Common Stock as collateral for margin accounts and such shares of Common Stock could be resold pursuant to the terms of such accounts. The Selling Shareholder and any brokers and dealers participating in the distribution of the Common Stock may be deemed to be "underwriters" as defined in the Securities Act and any profit on the sale of the Common Stock by the Selling Shareholder and any discounts, commissions or concessions received by any such broker or dealer may be deemed to be underwriting commissions under the Securities Act. See "Selling Shareholder" and "Plan of Distribution."



         The Common Stock is traded on the Nasdaq National Market under the symbol "PVIR". On January 28, 1997, the reported last sales price of the Common Stock on the Nasdaq National Market was $44.25 per share.


 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          ____________________________


                The date of this Prospectus is January 29, 1997

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). The reports, proxy statements and other information filed by the Company with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the SEC located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC maintains a site on the world wide web that contains reports, proxy and information statements and other information on registrants, such as the Company, who must file such material with the SEC electronically. The SEC's internet address on the world wide web is http:\\www.sec.gov. The Company has filed with the SEC a Registration Statement on Form S-3 (together with all amendments thereto, the "Registration Statement") under the Securities Act, covering the offer and sale of the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the securities offered hereby.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the SEC (File No. 0-753) pursuant to the Exchange Act are hereby incorporated by reference in this Prospectus:

         (1) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

         (2) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996, and September 30, 1996; and

         (3) the Company's Current Reports on Form 8-K filed on August 30, 1996 (as amended by the Company's Reports on Form 8-K/A filed on August 30, 1996 and September 6, 1996), and January 27, 1997.

         All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to termination of the offers and sales hereunder are hereby incorporated by reference herein and shall be deemed a part hereof from the respective dates of filing of such reports and other documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus. Certain information incorporated by reference herein contains forward-looking statements as such term is defined in
Section 27A of the Securities Act and Section 21E of the Exchange Act. Certain factors as discussed in the Company's Exchange Act filings with the SEC, including the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996 under the caption "Forward Looking Statements," could cause actual results to differ materially from those in the forward-looking statements.

        THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (NOT INCLUDING EXHIBITS THERETO, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROSPECTUS IS DELIVERED UPON WRITTEN OR ORAL REQUEST DIRECTED TO: PENN VIRGINIA CORPORATION, ONE RADNOR CORPORATE CENTER, SUITE 200, 100 MATSONFORD ROAD, RADNOR, PA 19087 (TELEPHONE NUMBER
(610) 687-8900); ATTENTION:  BEVERLY COLE MCGUIRE, SECRETARY.

                                  THE COMPANY

         The Company's principal business is the leasing of mineral rights and collection of coal royalties, and the exploration, development and production of oil and natural gas. The Company explores for, develops and produces crude oil, condensate and natural gas in the Appalachian Basin. The Company owns approximately 106,000 fee acres of coal, timber and natural gas bearing land in Virginia, West Virginia and Kentucky. The Company is also engaged in management of existing investments in energy-related public and private companies.

                                USE OF PROCEEDS

         All of the shares of Common Stock offered in the Offering are being offered by the Selling Shareholder. The Company will not receive any proceeds from the sale of such shares.

                              SELLING SHAREHOLDER

         The following description of the Selling Shareholder is a summary and is qualified in its entirety by reference to the Exchange Agreement (as defined below), the Stockholders' Agreement, dated as of May 31, 1989, between the Selling Shareholder and Mr. E.B. Leisenring, Jr., and the Stock Purchase Agreement, dated as of December 13, 1989, between the Selling Shareholder and the Company, which have been filed as exhibits to the Registration Statement and the Selling Shareholder's Statement on Schedule 13D filed with the SEC on July 17, 1989, as amended by Amendment No. 1, Amendment No. 2 and Amendment No. 3 filed with the SEC on January 10, 1990, July 9, 1990 and November 15, 1996, respectively.

         The principal office address and principal business address of the Selling Shareholder are located at Tresckowstrasse 5, 30457 Hannover, Federal Republic of Germany. The principal business activity of the Selling Shareholder currently consists of the holding of shares of Common Stock. However, the Selling Shareholder may, from time to time, also hold investments in other companies.

         The Selling Shareholder has three shareholders: PreussenElektra AG ("PE"), Veba Kraftwerke Ruhr AG ("VKR") and Stinnes AG ("Stinnes").

         PE owns 75% of the outstanding capital stock of the Selling Shareholder. PE is a corporation organized under the laws of the Federal Republic of Germany whose principal office address and principal business address are located at Tresckowstrasse 5, 30457 Hannover, Federal Republic of Germany. The principal business activities of PE consist of electric power generation and distribution. All of the outstanding capital stock of PE is owned by VEBA.

         VKR owns 12.5% of the outstanding capital stock of the Selling Shareholder. VKR is a corporation organized under the laws of the Federal Republic of Germany whose principal office address and principal business address are located at Bergmannsgluckstrasse 41-43, 45896 Gelsenkirchen-Buer, Federal Republic of Germany. The principal business activity of VKR consists of the generation of electric power. All of the outstanding capital stock of VKR is owned by PE.

         Stinnes owns 12.5% of the outstanding capital stock of the Selling Shareholder. Stinnes is a corporation organized under the laws of the Federal Republic of Germany whose principal office address and principal business address are located at Humboldtring 15, 45472 Mulheim/Ruhr, Federal Republic of Germany. The principal business activities of Stinnes consist of trading and transportation fields. One hundred percent (100%) of the outstanding capital stock of Stinnes is owned by VEBA.

         VEBA is a corporation organized under the laws of the Federal Republic of Germany whose principal office address and principal business address are located at Benningsen Platz 1, 40474 Dusseldorf, Federal Republic of Germany. The principal business activities of VEBA, which are conducted through numerous subsidiaries and affiliated companies, include electric power generation and distribution, several ventures in the petroleum and chemical industries and activities in the trading and transportation fields. The outstanding capital stock of VEBA is owned by approximately 405,000 shareholders.


         As of January 28, 1997, the Selling Shareholder beneficially owned 868,258 shares of Common Stock, which constituted 20.0% of the Company's outstanding Common Stock. All of the shares of Common Stock owned by the Selling Shareholder are being offered hereby.


         Exchange Agreement.     Pursuant to the Exchange Agreement between the
Selling Shareholder and the Company (the "Exchange Agreement"), dated May 31, 1989, as amended on December 13, 1989, and May 4, 1990, by which Selling Shareholder acquired shares of the Common Stock, the Company has agreed to use its best efforts to cause either one or two Selling Shareholder designees to be included on the Board of Directors' slate of nominees to be elected to the Board of Directors of the Company as long as Selling Shareholder holds at least either a 10% or 20% voting interest in the Company, respectively. The Company has also agreed that if, after January 26, 1990, the Selling Shareholder's voting interest in the Company is less than 20% as a result of one or more issuances by the Company of its voting shares after December 14, 1989, the Company shall use its best efforts to enable Selling Shareholder to maintain its right to designate two individuals on the Company's Board of Directors' slate of nominees (including increasing the number of directors on the Board). The Company's Board of Directors currently consists of eight directors. Two such directors, Mr. Hans-Albert Oppenborn and Dr. Johannes Teyssen, were designated by the Selling Shareholder. The Exchange Agreement also contains provisions granting Selling Shareholder registration rights (pursuant to which this Registration Statement is being filed) and preemptive rights, in certain circumstances, and granting the Company with rights of first refusal with respect to certain sales of Common Stock by Selling Shareholder.


         Stockholders' Agreement. Pursuant to a Stockholders' Agreement, dated as of May 31, 1989, between the Selling Shareholder and Mr. E.B. Leisenring, Jr. ("EBL"), EBL agreed to vote his shares of Common Stock in favor of the one or two Selling Shareholder designees to be included on the Company's Board of Directors' slate of nominees so long as the Selling Shareholder holds a certain percentage of voting interest in the Company. The Selling Shareholder and EBL also agreed to notify each other and exchange information concerning important matters to be brought before any meeting of the shareholders of the Company and to notify each other of their intention to sell or otherwise dispose of any of the shares of Common Stock held by either of them.

                          DESCRIPTION OF CAPITAL STOCK

         The following description of the Company's capital stock is a summary and is qualified in its entirety by reference to the Company's Articles of Incorporation (the "Company Articles") and Bylaws (the "Company Bylaws"), which have been filed as exhibits to the Registration Statement. The description is also subject in all respects to the Virginia Stock Corporation Act, as amended (the "VSCA").

GENERAL


         The Company's authorized capital stock consists of 8,000,000 shares of Common Stock and 100,000 shares of preferred stock, par value $100 per share (the "Preferred Stock"), with such voting rights, dividend preferences, redemption and liquidation rights, sinking fund provisions and conversion privileges as may be specified, subject to the Company Articles, by the Company's Board of Directors. The shares of Preferred Stock are issuable in one or more series. As of January 28, 1997, the Company had outstanding 4,341,240 shares of Common Stock and 109,477 shares of Common Stock were held in the treasury of the Company. There are currently no outstanding shares of Preferred Stock. The Common Stock is currently authorized for quotation on the Nasdaq National Market System.


COMMON STOCK


         Dividends. Holders of the Common Stock are entitled to receive such dividends as may be declared by the Board of Directors, in its discretion. The Company's ability to pay dividends on the Common Stock is subject to the legal availability of funds therefor as well as restrictions contained in the Company Articles and Company Bylaws (including prior full payment of dividends as to any Preferred Stock) and the Company's debt agreements. Under the terms of the Company's Credit Agreement with its bank group, under certain circumstances, the Company may not pay dividends (i) in excess of 55% of the Company's consolidated earnings before interest, taxes, depreciation and amortization, or
(ii) in the event of a default under the Credit Agreement. The Company is currently in compliance with the terms of the Credit Agreement. The foregoing description of the Credit Agreement is a summary and is qualified in its entirety by reference to the text of the Credit Agreement which has been filed as Exhibit 4 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996 and is incorporated herein by reference.


         Voting Rights. The holders of the Common Stock have the right to elect directors of the Company and vote on all other matters. At every meeting of shareholders of the Company, the holders of record of shares of the Common Stock entitled to vote at the meeting are entitled to one vote for each share of Common Stock held. Shareholders of the Company are not entitled to cumulative voting in the election of directors. Holders of the Common Stock have certain additional special voting rights under the Company Articles and the VSCA in the event of certain extraordinary transactions. See " - Provisions of the Company Articles and Virginia Law."

         No Preemptive Rights. Shareholders of the Company are not entitled to any preemptive rights to purchase or to subscribe to any additional or increased stock of any class or any obligations convertible into any class or classes of stock.

         Liquidation Rights. In the event of voluntary or involuntary liquidation of the Company, holders of the Common Stock shall be entitled to receive pro rata all of the remaining assets of the Company available for distribution to its shareholders after all amounts to which the holders of any Preferred Stock are entitled have been paid or set aside in cash for payment.

         American Stock Transfer and Trust Company acts as transfer agent, registrar and dividend disbursing agent for the Common Stock.

PROVISIONS OF THE COMPANY ARTICLES AND VIRGINIA LAW

         Additional Shares.   The Company's Board of Directors is authorized by
the Company Articles, without further shareholder action, to divide the authorized shares of Preferred Stock of the Company in one or more series and to fix and determine the voting rights, dividend preferences, redemption and liquidation rights, sinking fund provisions and conversion privileges, if any, of such class or series. Although the Company has no present plans to issue any shares of Preferred Stock, the issuance of shares of Preferred Stock, or the issuance of rights to purchase Preferred Stock, may have the effect of delaying, deferring or preventing a change in control of the Company or an unsolicited acquisition proposal.


         Certain other provisions of the Company Articles and the Company Bylaws could also have the effect of delaying, deferring or preventing any change of control of the Company or an unsolicited acquisition proposal, including (a) the absence of authority for shareholder action by written consent by less than all of the Company's shareholders; (b) directors and officers indemnification; (c) reserving to the Board of Directors of the Company the authority to fill vacancies on the Board of Directors; and (d) the supermajority approval by shareholders of certain transactions. Under the Company Articles, subject to certain exceptions discussed below, the following transactions require the affirmative vote of the holders of at least 90% of the voting power of the then outstanding capital stock of the Company entitled to vote for directors (the "Voting Stock"): (i) any merger or consolidation of the Company or any subsidiary with a person (or any affiliate thereof) who or which is the beneficial owner of more than 10% of the voting power of the Voting Stock or is an affiliate of the Company and was a beneficial owner of such voting power within two years prior to the date in question or is the assignee (through a non-public transfer) of shares which were owned by such beneficial owner within two years prior to the date in question (a "Related Person"), (ii) any sale, lease or other transfer to any Related Person (or affiliate thereof) of any assets of the Company or any subsidiary having an aggregate Fair Market Value (as defined in the Company Articles) of $1,000,000 or more, (iii) the issuance or transfer of any securities of the Company or any subsidiary to any Related Person (or affiliate thereof) in exchange for cash, securities or other property having an aggregate Fair Market Value of $1,000,000 or more, (iv) the repurchase of Voting Stock by the Company or any subsidiary in exchange for cash, securities or other property having an aggregate Fair Market Value of $1,000,000 or more, (v) the adoption of any plan for the liquidation or dissolution of the Company proposed by a Related Person (or affiliate thereof), or (vi) any reclassification of securities or recapitalization or any other transaction which has the effect of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Company or a subsidiary which is owned by a Related Person (or affiliate thereof).


         The transactions listed in (i) through (vi) above do not, however, require the affirmative vote of holders of 90% of the voting power as described above if either (i) the transaction is approved by a majority of the Continuing Directors or (ii) certain detailed "fair price and procedure" criteria are satisfied. For this purpose, the term "Continuing Director" means (i) any person who was a director of the Company as of May 1, 1984, or (ii) any director who is not affiliated with the Related Person and was a director before such Related Person became a Related Person, or (iii) a successor director who is not affiliated with the Related Person and is recommended to succeed a Continuing Director by a majority of the Continuing Directors then in office. Under the fair price and procedure criteria, (i) the Fair Market Value of consideration received by the holders of Common Stock in any such transaction must be at least equal to the highest of (a) the highest per share price paid by the Related Person for any shares acquired by it in the transaction in which it became a Related Person or within two years of date of the first public announcement of the proposal of such transaction (the "Announcement Date"); (b) the Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Related Person became a Related Person, whichever is higher; (c) the earnings per share of Common Stock for the four full consecutive fiscal quarters immediately preceding the Announcement Date as to which financial results have been published by the Company, multiplied by the then highest price/earnings multiple (if any) of such Related Person, or its affiliates, as customarily computed and reported in the financial community; (d) the Fair Market Value per share of Common Stock multiplied by a fraction, the numerator of which is the highest per share price paid by the Related Person for any shares of Common Stock acquired by such Related Person within the two-year period immediately prior to the Announcement Date and the denominator of which is the Fair Market Value per share of

Common Stock on the first day in such two-year period upon which the Related Person acquired any shares of Common Stock; and (e) the highest Fair Market Value per share of Common Stock in the one-year period immediately prior to the Announcement Date; (ii) the consideration received by the holders of Common Stock in any such transaction shall be either cash or the same type of consideration used by the Related Person in acquiring the largest portion of its holdings of Common Stock prior to the Announcement Date; (iii) after such Related Person has become a Related Person, and prior to the consummation of such transaction, there shall have been no reduction in the annual rate of dividends paid on the Common Stock except as approved by a majority of the Continuing Directors, subject to certain exceptions, and such Related Person shall not have become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Related Person becoming a Related Person; (iv) after such Related Person has become a Related Person, such Related Person shall not have received the benefit of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Company disproportionate to its shareholdings; and (v) a proxy or information statement describing such transaction and complying with the Exchange Act shall be mailed to the Company's shareholders at least 30 days prior to the consummation of such transaction.

         The Continuing Directors have the power and duty to determine for the purposes of the provisions described in the two preceding paragraphs (i) whether a person is a Related Person, (ii) the number of shares of Voting Stock beneficially owned by any person, (iii) whether a person is an affiliate of another, (iv) whether the assets which are the subject of any such transaction have, or the consideration to be received or paid for the issuance, transfer or purchase of any securities in any such transaction has, an aggregate Fair Market Value of $1,000,000 or more, and (v) any other matter relating to the applicability or effect of such provisions.


         Virginia Stock Corporation Act. The VSCA contains provisions governing "Affiliated Transactions." These provisions, with certain exceptions, require approval of material acquisition transactions between a Virginia corporation and any beneficial owner of more than 10% of any class of its outstanding voting shares (an "Interested Shareholder") by the holders of at least two-thirds of the remaining voting shares. Affiliated Transactions subject to this approval requirement include mergers, share exchanges, certain material dispositions of corporate assets not in the ordinary course of business, certain sales or issuances to the Interested Shareholder of voting securities of the corporation or its subsidiaries, any dissolution of the corporation proposed by or on behalf of an Interested Shareholder, or any reclassification (including reverse stock splits, recapitalization or merger of the corporation with its subsidiaries or any distribution or other transaction), which increases the percentage of voting shares owned beneficially by an Interested Shareholder by more than 5%.


         For three years following the time that an Interested Shareholder becomes the beneficial owner of 10% of the outstanding voting shares, subject to certain exceptions, a Virginia corporation cannot engage in an Affiliated Transaction with such Interested Shareholder without approval of two-thirds of the voting shares other than those shares beneficially owned by the Interested Shareholder, and majority approval of the "Disinterested Directors." A Disinterested Director means, with respect to a particular Interested Shareholder, a member of the board of directors who was (i) a member before the later of January 1, 1988 and the date on which an Interested Shareholder became an Interested Shareholder or (ii) recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Disinterested Directors then on the board. At the expiration of the three-year period, subject to certain exceptions, the statute requires approval of Affiliated Transactions by two-thirds of the voting shares other than those beneficially owned by the Interested Shareholder.


         The principal exceptions to the special voting requirement apply to transactions proposed after the three-year period has expired and require that affiliated transactions not approved by the affirmative vote of the holders of two-thirds of the voting shares other than those beneficially owned by the Interested Shareholder must be approved by a majority of the corporation's Disinterested Directors or satisfy the fair-price requirements of the statute. In general, the fair-price requirements provide that in a two-step acquisition transaction, the Interested Shareholder must pay the shareholders in the second step either the same amount of cash or the same amount and type of consideration paid to acquire the Virginia corporation's shares in the first step.

         None of the foregoing limitations and special voting requirements applies to a transaction with an Interested Shareholder (i) whose acquisition of shares making such person an Interested Shareholder was approved in advance by a majority of the Virginia corporation's Disinterested Directors or (ii) who was an Interested Shareholder on the date the corporation became subject to these provisions by virtue of its having 300 shareholders of record.

         In addition, the statute provides that, by affirmative vote of a majority of the voting shares other than shares owned by any Interested Shareholder, a corporation can adopt an amendment to its articles of incorporation or bylaws providing that the Affiliated Transactions provisions shall not apply to the corporation. The Company has not adopted any such amendment.


         The VSCA also contains provisions relating to "control share acquisitions," which are transactions causing the voting strength of any person acquiring beneficial ownership of shares of a public corporation in Virginia to meet or exceed certain threshold percentages (20%, 33-1/3% or 50%) of the total votes entitled to be cast for the election of directors. The statute provides certain exceptions to the definition of "control share acquisitions," including, among others, the acquisition of shares (i) pursuant to a merger or share exchange, or a tender or exchange offer, that is made pursuant to an agreement to which the issuing public corporation is a party, (ii) directly from the issuing public corporation, from its wholly-owned subsidiary or from a corporation having beneficial ownership of shares of the issuing public corporation having at least a majority, before such transaction, of the votes entitled to be cast for the election of directors and (iii) by or from any person whose voting rights had previously been authorized by the shareholders of the Company under this statute or whose previous acquisition of beneficial ownership would have constituted a control share acquisition but for one of the other exceptions, subject to the threshold percentage as specified in the shareholders' authorization, provided that such acquisition is in good faith and not for the purpose of circumventing the statute. Shares acquired in a control share acquisition have no voting rights unless (i) the voting rights are granted by the vote of a majority of all outstanding shares other than those held by the acquiring person or any officer or employee director of the corporation or (ii) the articles of incorporation or bylaws of the corporation provide that the control share acquisition provisions of the VSCA do not apply to acquisitions of its shares. The acquiring person may require that a special meeting of the shareholders be held to consider the grant of voting rights to the shares acquired in the control share acquisition. The Company Articles and Company Bylaws do not contain provisions rendering the control share acquisition provisions of the VSCA inapplicable to acquisitions of shares of Common Stock of the Company.


    Each of the foregoing provisions could have the effect of delaying, deferring or preventing a change in control of the Company or an unsolicited acquisition proposal.

         The foregoing description of the Company Articles and the Company Bylaws does not purport to be complete and is qualified in its entirety by reference to the complete text of the Company Articles and the Company Bylaws, which have been filed as Exhibits 4.1 and 4.2 to the Registration Statement and are incorporated herein by reference.

                              PLAN OF DISTRIBUTION


         The distribution of the Common Stock by the Selling Shareholder may be effected from time to time (i) in one or more transactions for its own account (which may include block transactions) on the Nasdaq National Market, or on any exchange on which the Common Stock may then be listed, (ii) in negotiated transactions, (iii) through the writing of options on shares (whether such options are listed on an options exchange or otherwise), (iv) a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, (v) in sales directly to purchasers, through underwriters or agents, or (vi) by any other legally available means.
The Selling Shareholder may effect such transactions by selling Common Stock to or through broker-dealers, including broker-dealers who may act as underwriters, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholder and/or the purchasers of Common Stock for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commission). The Selling Shareholder may also sell Common Stock pursuant to Rule 144 promulgated under the Securities Act, or may pledge Common Stock as collateral for margin accounts and such shares of Common Stock could be resold pursuant to the terms of such accounts. The Selling Shareholder and any brokers and dealers participating in the distribution of the Common Stock may be deemed to be "underwriters" as defined in the Securities Act and any profit in the sale of the Common Stock by the Selling Shareholder and any discounts, commissions or concessions received by any such broker or dealer may be deemed to be underwriting commissions under the Securities Act.


         At the time a particular offering of shares of Common Stock being offered hereby is made, to the extent required, a Prospectus Supplement will be distributed which will set forth the amount of shares of Common Stock being offered and the terms of the offering, including the purchase price or public offering price, the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for shares of Common Stock purchased from the Selling Shareholder, any discounts, commissions and other items constituting compensation from the Selling Shareholder and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

         In order to comply with the securities laws of certain states, if applicable, the shares of Common Stock may be sold by the Selling Shareholder only through registered or licensed brokers or dealers. In addition, in certain states, the shares of Common Stock may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

         The Company has agreed to pay all costs and expenses incurred in connection with the registration under the Securities Act of the shares of Common Stock being offered hereby, including, without limitation, all registration and filing fees, all fees and expenses of complying with securities or blue sky laws, all printing expenses, fees and disbursements of counsel and accountants for the Company and reasonable fees and disbursements of counsel retained by the Selling Shareholder and the expense of any special audits required by such registration. The Selling Shareholder will pay any underwriting discounts and commissions and transfer taxes attributable to the sale of the shares of Common Stock being offered hereby. The Company also has agreed to indemnify the Selling Shareholder and each underwriter of a distribution of the shares of Common Stock being offered hereby, and each person who controls (within the meaning of the Securities Act) such Selling Shareholder or such underwriter against certain losses, claims, damages and liabilities, joint and several, arising under the securities laws in connection with this Offering. The Selling Shareholder has agreed to indemnify the Company, its directors and those officers who have signed the Registration Statement and each person who controls (within the meaning of the Securities
Act) the Company against other losses, claims, damages and liabilities, joint and several, arising under the securities laws in connection with this Offering with respect to written information furnished to the Company by such Selling Shareholder.

         There is no assurance that the Selling Shareholder will sell any or all of the shares of Common Stock being offered hereby.

                                 LEGAL MATTERS

         The validity of the Common Stock offered hereby will be passed upon for the Company by Dechert Price & Rhoads, Philadelphia, Pennsylvania. Minturn
T. Wright, III, of counsel to Dechert Price & Rhoads, is a Director of the Company and, as of January 28, 1997, beneficially owned 7,186 shares of Common Stock (including options to purchase 5,100 shares).

                                    EXPERTS

         The consolidated financial statements of the Company and its subsidiaries as of December 31, 1995 and 1994 and for each of the years in the three year period ended December 31, 1995 have been incorporated herein by reference and in the Registration Statement in reliance on the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in auditing and accounting. The report of KPMG Peat Marwick LLP covering the 1995 financial statements refers to a change in the method of accounting for the impairment of long-lived assets and for long-lived assets to be disposed of.

No person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

                          ___________________________

                               TABLE OF CONTENTS

                                                                                             Page
                                                                                             ----

AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE . . . . . . . . . . . . . . . . . . . . . .   2

THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

SELLING SHAREHOLDER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

DESCRIPTION OF CAPITAL STOCK  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

PLAN OF DISTRIBUTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10



                                 868,258 Shares

                           PENN VIRGINIA CORPORATION

                                  Common Stock

              ___________________________________________________

                                   PROSPECTUS

              ___________________________________________________


                                January 29, 1997

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The expenses payable in connection with the distribution of the securities being offered hereby are estimated* as follows:


         SEC Filing Fee:  . . . . . . . . . . . . . . . . . . . .   $ 13,061

         Accounting fees and expenses:  . . . . . . . . . . . . .   $ 40,000

         Legal fees and expenses: . . . . . . . . . . . . . . . .   $ 35,000

         Printing fees: . . . . . . . . . . . . . . . . . . . . .   $  7,500

         Miscellaneous: . . . . . . . . . . . . . . . . . . . . .   $  4,439
                                                                     --------

                 TOTAL                                              $100,000
                                                                     ========
--------------
* All items estimated except for SEC filing fee.



         All of the above expenses will be borne by the Company.

ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Under the VSCA, corporations are required to indemnify a director or officer who entirely prevails in the defense of any proceeding to which he or she was a party because he or she is or was a director or officer of the Company against reasonable expenses incurred in connection with the proceeding. In addition, the VSCA permits corporations to further indemnify a director or officer in civil or criminal actions if such director or officer (i) acted in good faith, (ii) believed his or her conduct was in or not opposed to the best interest of the corporation and (iii) in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. This power to indemnify does not extend, however, to actions wherein the director or officer was adjudged to be liable to the corporation or to have received improper personal benefit from his or her conduct, or where the director or officer engaged in willful misconduct or a knowing violation of the law. Section 13.1-692.1 of the VSCA also provides for a monetary limitation or elimination of liability of corporate officers and directors. In any proceeding brought by or in the right of a corporation or shareholders, the liability of a corporation's officers and directors may be limited or eliminated if so provided in the corporation's articles of incorporation or, if approved by the shareholders, in the corporation's bylaws. This limitation or elimination shall not apply, however, if the director or officer engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law, including, without limitation, unlawful insider trading or manipulation of the market for any security.


         The Company's Bylaws provide that the Company shall indemnify any person who was or is a party or threatened to be a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, and whether or not by or in the right of the Company, by reason of the fact that the person is or was a director or officer of the Company (or a predecessor corporation absorbed in a merger or other transaction), or while serving as a director or officer, is or was serving at the request of the Company as a director, officer, partner, trustee, administrator, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, for expenses (including attorneys' fees), judgments, fines, penalties and settlement amounts incurred by such person in connection with such action, suit or proceeding. The Company's Bylaws permit the above indemnification only to the extent that (i) such person is not otherwise indemnified, (ii) such person has not improperly received a personal benefit, and (iii) the liability did not result from such person's gross negligence or willful misconduct. The Company has purchased directors and officers' liability insurance covering certain liabilities which may be incurred by the officers and directors of the Company in connection with the performance of their duties.

ITEM 16.   EXHIBITS

         The Exhibit Index appearing on page II-5 is hereby incorporated by reference.

ITEM 17.   UNDERTAKINGS

         The undersigned registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                          (a) To include any prospectus required by Section
                 10(a)(3) of the  Securities Act of 1933;

                          (b) To reflect in the prospectus any facts or events
                 arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                          (c) To include any material information with respect
                 to the plan of distribution not previously disclosed in the registration statement of any material change to such information in the registration statement;

         Provided, however, that paragraphs (a) and (b) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                (4) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                (6)(a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time is was declared effective.



                (b) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.




                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on January 29, 1997.



                                           PENN VIRGINIA CORPORATION

                                           By: /s/ A. James Dearlove
                                               -----------------------
                                               Name: A. James Dearlove

                                               Title: President and
                                                      Chief Executive Officer






         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities listed below on January 29, 1997.



Signatures                                      Title
----------                                      -----
        *                                       President, Chief Executive Officer and Director
------------------------------                  (Principal Executive Officer)
A. James Dearlove



        *                                       Vice President and Chief Financial Officer
------------------------------                  (Principal Financial Officer)
Steven W. Tholen



        *                                       Controller (Principal Accounting Officer)
------------------------------
Ann N. Horton




        *                                       Chairman of the Board
------------------------------
Lennox K. Black


        *                                       Director
------------------------------
John D. Cadigan


        *                                       Director
------------------------------
Hans-Albert Oppenborn


        *                                       Director
------------------------------
John A.H. Shober


        *                                       Director
------------------------------
Johannes Teyssen


        *                                       Director
------------------------------
Frederick C. Witsell, Jr.



        *                                       Director
-----------------------------
Minturn T. Wright, III



* By: /s/  A. James Dearlove
      -----------------------
      A. James Dearlove
      Attorney-in-Fact



INDEX TO EXHIBITS


EXHIBIT NO.              DESCRIPTION
1.1                      Form of Letter Agreement between the Registrant and
                         Morgan Stanley & Co. Incorporated.

4.1                      Amended and Restated Articles of Incorporation of the Company
                         (incorporated by reference to Exhibit 4(a) to the Company's
                         Registration Statement on Form S-8 filed with the Securities and
                         Exchange Commission on May 13, 1991 (Registration No. 33-40430))

4.2                      Amended Bylaws of the Company (incorporated by reference to the
                         Company's Annual Report on Form 10-K for the year ended December 31,
                         1995 (Commission File No. 0-753))

5.1                      Opinion of Dechert Price & Rhoads

15.1                     "Awareness Letter" of KPMG Peat Marwick LLP

23.1                     Consent of Dechert Price & Rhoads (included in Exhibit 5.1)

23.2                     Consent of KPMG Peat Marwick LLP

24.1                     Powers of Attorney**

99.1                     Exchange Agreement dated May 31, 1989, between the Selling Shareholder and the Company (incorporated by reference to Exhibit C to the Selling
                         Shareholder's Statement on Schedule 13D filed with the Securities and
                         Exchange Commission on July 17, 1989 (Commission File No. 5-12730)).

99.1.1                   Stock Purchase Agreement dated as of December 13, 1989, between the
                         Selling Shareholder and the Company, containing also an Amendment to the Exchange Agreement (incorporated by reference to Exhibit F to the
                         Selling Shareholder's Amendment No. 1 to the Statement on Schedule 13D
                         filed with the Securities and Exchange Commission on January 10,
                         1990 (Commission File No. 5-12730)).

99.1.2                   Amendment to the Exchange Agreement dated May 4, 1990, between the
                         Selling Shareholder and the Company (incorporated by reference to
                         Exhibit A to the Selling Shareholder's Amendment No. 2 to the
                         Statement on Schedule 13D filed with the Securities and Exchange
                         Commission on July 9, 1990 (Commission File No. 5-12730)).

99.2                     Stockholders' Agreement dated as of May 31, 1989, between the Selling
                         Shareholder and Mr. E.B. Leisenring, Jr. (incorporated by reference to
                         Exhibit D to the Selling Shareholder's Statement on Schedule 13D filed with the Securities and Exchange Commission on July 17, 1989
                         (Commission File No. 5-12730)).

------------------
** Previously filed.